Exhibit 99.1

George Zagoudis (General info.)
(312) 640-6663
gzagoudis@frbir.com

Stacy Feit (Investors)
(312) 640-6779
sfeit@frbir.com

CANDELA REPORTS FOURTH QUARTER AND FISCAL YEAR 2007 RESULTS
Reduced shipments impact Q4 results; new product bookings exceed expectations

WAYLAND, Mass, August 21, 2007 —Candela Corporation (NASDAQ:CLZR) today reported results for the fourth quarter and fiscal year ended June 30, 2007.  Revenues of $39.0 million in the fourth quarter declined from $41.3 million in the prior year period.  The company estimates that approximately $4.7 million of GentleMax™ orders were in final product testing and therefore did not ship during the fourth quarter, but have subsequently shipped in the first fiscal quarter.  The lower revenues resulted in a net loss for the fourth quarter of $727,000, or $0.03 per share, compared with net income of $2.4 million, or $0.10 per share, for the same period last year.

Gerard Puorro, President and Chief Executive Officer, said, “We are very encouraged by the initial uptake in orders for our new product lineup, including the AlexTriVantage™ , GentleMax™, and SmoothPeel™ .  We booked approximately $9.2 million during the fourth quarter, exceeding our expectations.  Despite the $4.7 million in unshipped GentleMax™ orders, we achieved modest sequential improvement in gross margin, which came in at 51.6 percent for the quarter.”

Total revenues for the fourth quarter declined six percent from the prior year’s quarter to $39.0 million.  The decrease was primarily due to the previously mentioned timing of new product shipments.  Sales outside of the U.S. increased five percent in the fourth quarter compared to a year ago and were paced by activity in Europe.  Revenues from lasers and other products in the fourth quarter declined to $29.2 million from $33.2 million a year ago.  Revenue from product-related services increased 20 percent to $9.8 million from $8.2 million in the prior year period primarily due to an increase in the number of service-related contracts in addition to an increase in the number of consumables and accessories sold to support the company’s growing installed base.

Gross profit margin increased to 51.6 percent for the fourth quarter from 45.8 percent in the prior year period.  Selling, general and administrative expenses increased to $16.7 million, or 42.8 percent of revenues, compared with 32.5 percent in the prior year period.  The increase was primarily due to increased headcount, higher legal fees, and additional share-based compensation expense.  Research and development spending for the fourth quarter increased to $5.1 million from $3 million in the prior year’s quarter due to new product introductions and related employee costs.

Total revenues for the fiscal year ended June 30, 2007 decreased to $148.6 million from $149.5 million last year.  Gross profit margin increased to 50.5 percent from 49.4 percent in the prior year.  Net income for the year declined to $6.3 million, or $0.27 per share, from $14.9 million, or $0.62 per share, last year.

	Three Months Ended		Fiscal Year Ended
(In thousands)	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006
Revenue
Lasers and other products	$29,211	$33,162	$113,225	$121,838
Product-related services	9,776	8,183	35,333	27,628
Total	$38,987	$41,345	$148,558	$149,466

Revenue By Geography
U.S.	$16,985	$20,437	$64,885	$69,330
All other countries	22,002	20,908	83,673	80,136

Gross Margin
Lasers and other products	57.9%	53.2%	56.5%	55.1%
Product-related services	32.8%	15.6%	31.5%	24.5%
Total	51.6%	45.8%	50.5%	49.4%

Update on Inolase and Other New Product Initiatives

Puorro added, “We are pleased with the early market acceptance of our innovative Pneumatic Skin Flattening (PSF™) technology, which we obtained through our acquisition of Inolase last March.  Our strategy is to sell the Serenity™ PSF™ device as a stand-alone product to be used with all laser and light-based technologies.  We also plan to integrate the device into future Candela products, with the first product being our LightStation™ system.  Along with the addition of PSF™ and additional design modifications, the new LightStation™ product will be manufactured in our facility in Israel.  As a result, we plan to begin shipping the enhanced LightStation™ by summer 2008, in line with our initial expectations for a significant ramp in PSF revenues.  Although we will experience a delay in sales of the LightStation™, we are confident that this integration will further improve the product’s efficacy, as well as Candela’s competitive advantage.”

Puorro continued, “In addition, we remain focused on cellulite as our next major new application area.  We expect to bring a product to market in the second half of calendar 2008.  As part of our Emerging Opportunities Unit, we have a new Vice President of Home Products to help us aggressively pursue the launch of a home-based product which is on track to occur in calendar 2009.”

Puorro concluded, “We recognize that fiscal 2007 was a bumpy road for Candela and that typically the first fiscal quarter is seasonally the weakest, however it is our immediate goal to return to profitability this quarter.  We reiterate our stance that calendar 2008 will be the timeframe to evaluate the real traction of our new products, and in turn, the future growth profile of the company.   In the meantime, the Board has authorized a 2.3 million share repurchase program, which we intend to aggressively implement utilizing our current cash position in order to take advantage of the attractive risk/reward scenario rendered by the current stock price.”

Conference Call Details

The company will host a conference call today at 5:00 p.m. EDT to discuss this announcement. The call can be accessed live by dialing (866) 814-8476 or by visiting Candela Corporation’s website at www.candelalaser.com.

Investors may access a replay by dialing (888) 266-2081, passcode 1127569, which will be available from 8:30 p.m. EDT on August 21, 2007 through 11:55 p.m. EDT on August 25, 2007. The webcast replay will also be archived in the “Investor Relations” section of the company’s website.

About CANDELA:  Candela Corporation manufactures, and distributes innovative clinical solutions that enable physicians, surgeons, and personal care practitioners to treat selected cosmetic and medical conditions using lasers, aesthetic laser systems, and other advanced technologies. Founded near Boston in 1970, the company markets and services its products in over 70 countries from offices and distributors in the United States, Europe, Japan, China and other Asian locations. Candela established the aesthetic laser market 18 years ago, and currently has an installed base of an estimated 10,000 lasers worldwide. Visit Candela on the Web at http://www.candelalaser.com.

Safe Harbor Statement: Except for the historical information contained herein, this news release contains forward-looking statements that constitute Candela’s current intentions, hopes, beliefs, expectations or predictions of the future, which are therefore inherently subject to risks and uncertainties.  Such statements may relate to, among other things, our future revenue, gross margin, expense levels and earnings, our growth prospects, market acceptance of our products, the strength of our distribution channels, our ability to add new products, our ability to expand regulatory approvals and the liquidity of our common stock.  The risks and uncertainties that may affect forward-looking statements include, among others: the difficulty in recruiting new sales personnel; the cancellation or deferral of customer orders, the risk of an adverse judgment in the patent litigation with Palomar Medical Technologies, Inc., (PMTI), successful integration of Inolase, dependence on a small number of strategic distribution relationships, difficulties in the timely development and market acceptance of new products, unanticipated increases in expenses, market developments that vary from the current public expectations concerning the growth of the laser industry, increased competitive pressures, changes in economic conditions, or difficulties in obtaining timely regulatory approvals.  Further information on factors that could affect Candela’s performance is included in Candela’s periodic reports filed with the SEC, including but not limited to, Candela’s Annual Report on Form 10-K for the year ended June 30, 2007.  Candela cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.  Candela expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Candela’s expectations or any change in events, conditions or circumstances on which any such statement is based.

CANDELA CORPORATION

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands)

	June 30, 2007	July 1, 2006
Assets
Current assets:
Cash and cash equivalents	$27,200	$40,360
Marketable securities	11,773	27,332
Accounts receivable, net	38,455	34,273
Notes receivable	1,025	1,611
Inventories, net	21,368	16,666
Other current assets	2,737	1,756

Total current assets	102,558	121,998

Property and equipment, net	3,479	3,302

Long-term investments	12,260	11,953
Other assets	29,698	11,923

Total assets	$147,995	$149,176

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$6,922	$15,968
Accrued payroll and related expenses	5,344	5,728
Accrued warranty	5,486	5,868
Income taxes payable	—	933
Other accrued liabilities	11,671	5,290
Current liabilities of discontinued operations	1,257	1,287
Deferred income	10,000	8,342
Total current liabilities	40,680	43,416

Other long-term liabilities	5,880	5,748

Stockholders’ equity
Common stock	261	259
Less: Treasury stock	(22,458)	(12,997)
Additional paid-in capital	69,466	64,234
Accumulated earnings	54,461	48,280
Accumulated other comprehensive (loss) income	(295)	236
Total stockholders’ equity	101,435	100,012

Total liabilities and stockholders’ equity	$147,995	$149,176

CANDELA CORPORATION (Nasdaq: CLZR)

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except per share data)

	For the three-months ended		For the twelve-months ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006

Revenue	$38,987	$41,345	$148,558	$149,466
Cost of sales	18,867	22,422	73,495	75,617

Gross profit	20,120	18,923	75,063	73,849

Operating expenses:
Research and development	5,087	3,006	18,146	8,879
Selling, general and administrative	16,706	13,441	53,562	44,297

Total operating expenses	21,793	16,447	71,708	53,176

(Loss) income from operations	(1,673)	2,476	3,355	20,673

Other income (expense):
Interest income	499	691	2,731	1,748
Other income (expense)	(13)	(1)	3,713	(19)

Total other income	486	690	6,444	1,729

(Loss) income before income taxes	(1,187)	3,166	9,799	22,402

(Benefit from) provision for income taxes	(460)	765	3,543	7,468

Net (loss) income	$(727)	$2,401	$6,256	$14,934

Net (loss) income per share of common stock:
Basic	$(0.03)	$0.10	$0.27	$0.65

Diluted	$(0.03)	$0.10	$0.27	$0.62

Weighted average shares outstanding:
Basic	22,968	23,624	23,086	23,017

Diluted	22,968	24,365	23,525	23,948